Media Contact: Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Investor Contact: Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com
Doug Sherk, Jennifer Beugelmans EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com

P-COM RENEWS CREDIT FACILITY WITH
SILICON VALLEY BANK
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CAMPBELL, CA (Sept. xx23, 2004) - P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today announced that Silicon Valley Bank has renewed its credit facility for an additional year. The credit facility for working capital purposes allows for borrowings of up to $4.0 million.

P-Com entered into a 364-day credit facility with Silicon Valley Bank (NASDAQ:SIVB) in September 2002, and it has been renewed for the past two years. P-Com’s tangible and intangible assets secure borrowings under the facility.

"The renewal of our line of credit with Silicon Valley Bank provides the company with additional liquidity, and gives us greater flexibility to pursue opportunities in the marketplace as we aggressively focus on developing and marketing our products," said P-Com Acting CFO Daniel Rumsey. "We’re pleased that Silicon Valley Bank continues to be such a committed financial partner."

This renewal is the latest significant step that P-com has taken to strengthen its balance sheet. During the past two years, P-Com has executed a comprehensive financial restructuring that has eliminated a substantial portion of its short-term debt and all of its long-term debt, significantly reduced expenses, and disposed of certain non-performing assets and business units.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com's broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

About Silicon Valley Bank
Silicon Valley Bank, the primary subsidiary of Silicon Valley Bancshares (NASDAQ: SIVB), provides diversified financial services to emerging growth and mature companies in the technology, life sciences and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves more than 9,500 clients across the country through 26 regional offices. More information on the company can be found www.svb.com.

Safe Harbor Statement
Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.

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